Exhibit 99.6

Questions & Answers
December 5, 2006

1.	What is being announced today?
Bridgestone Americas Holding, Inc. and Bandag, Incorporated today jointly announced that they have entered into a merger agreement through which Bridgestone Americas will acquire all outstanding shares of each class of stock of Bandag for $50.75. After the transaction closes, which is expected late in first quarter or early second quarter 2007, Bandag will be a wholly owned subsidiary of Bridgestone Americas.

2.	Why does BSA want to acquire Bandag?
Bandag is a leader in the retreading business, with a strong global reputation for quality, service and technology. The Bridgestone Group is the world’s largest manufacturer of quality tires and other rubber products. With ever-increasing operating costs, customers are less worried about the price of an individual tire and more focused on comprehensive tire management solutions. To keep pace with the market and prepare for the future, it is critical that our business model continually evolve.

By combining their businesses Bandag and Bridgestone Americas will better service their customers by offering a comprehensive tire maintenance solution, backed by a complete line of new and retread truck tire offerings, and capabilities in vehicle services. In the U.S. and Canada, Bandag and Bridgestone Americas share very similar distribution networks. The joining of these two organizations is a natural fit, which will provide enhanced service to both Bandag and Bridgestone Americas customers through this shared distribution network.

3.	Can you explain the merger process?

Currently we are in what you can call the “interim period.” That’s the time between the announcement of the transaction and its closing. During this time the two companies are limited by law in what they can do together, but there will be meetings to begin planning the integration process. Before the transaction can close it must be reviewed and approved by government regulators, and it must be approved by a vote of our shareholders.

4.	Why did the Bandag Board of Directors agree to sell the company?
Running a company like Bandag at a time when the marketplace is changing means asking the question everyday, “What will provide for the brightest future for the company and its employees, shareholders and other stakeholders?” This transaction, at this time, is the answer to that question.

By and large, customers are not as worried about the price of an individual tire as much as they want a comprehensive tire management solution. This combination gives them better service because they get that comprehensive tire maintenance solution backed by a complete line of new and retread truck tire offerings.

5.	How does BSA plan to operate Bandag? Who will be in charge of the new business? What is the strategy and business plan after the merger? How will BSA operate this new business in operations located outside North America? In Japan? In Europe? Other locations?

It’s premature to comment on future operations. There are some questions that we are just not able to answer right now because the transaction must first be approved by Bandag shareholders and undergo regulatory review. Until that time, the two companies are limited by law in the steps they can take to integrate the businesses.

6.	What will happen to Bandag employees and their compensation and benefits?
There are some questions that we are just not able to answer right now because the transaction must first be approved by Bandag shareholders and undergo regulatory review. Until that time, the two companies are limited by law in the steps they can take to integrate the businesses.

We understand the difficulties of uncertainty, and we are committed to answering these questions as soon as we can. When the answers are determined, you will be the first to know. Let me tell you, however, what we do know:

•	Bridgestone Americas is combining with Bandag to enhance its revenue and product offerings. This is not a transaction driven by cost cutting.
•	Bridgestone Americas is combining with Bandag because it knows we are a great company with great people, products and services.
•	There will be no change in compensation and benefits for Bandag employees for a full year. That has been agreed to in writing.

7.	Will BSA re-brand Bandag under a new name?
No. BSA will retain the Bandag brand. Bandag is a leader in the retreading business, with a strong global reputation for quality, service and technology, as well as an extensive worldwide dealer network.

8.	I have Bandag stock in my 401(k). What impact will this have on my 401(k)?

In the event of shareholder and regulatory approval, these shares will be converted the same way as all other shares and the cash will be credited to the participants’ accounts.

9.	What role will Marty have in the new company?

As he has always been, Marty is committed to the success of this next stage in the life of Bandag. Marty will remain an indispensable resource and an essential advisor to the business after the closing of the transaction.

10.	Will the corporate headquarters remain in Muscatine or move to Nashville?

Bandag is staying in Muscatine.

In connection with the proposed combination of Bandag, Incorporated and Bridgestone Americas Holding, Inc. (the Merger), Bandag will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders, a proxy statement. Bandag shareholders are advised to read the proxy statement when it is finalized and distributed, because it will contain important information about the proposed Merger. Shareholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Bandag, 2905 N. Hwy. 61 Muscatine, IA 52761, Attention: Corporate Secretary, telephone (563) 262-1260, or from Bandag’s website, www.bandag.com.

Bandag and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Bandag in favor of the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Bandag’s proxy statement. Information regarding certain of these persons and their beneficial ownership of Bandag common stock as of January 31, 2006, is also set forth in the Schedule 14A filed by Bandag with the SEC on April 17, 2006.